Exhibit 10.13

LEASE

This lease (the “Lease”) is dated February 1, 2019, for reference purposes only, and is made and entered into between KELLY-GORDON COMPANY, INC., a California corporation (hereinafter referred to as “Lessor”), and ENJOY TECHNOLOGY, INC., a Delaware corporation (hereinafter referred to as “Lessee”).

1. Premises. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor those certain Premises commonly known as 3240 Hillview Avenue located in Palo Alto, California (the “Property”) including a building consisting of 27,032 square feet (the “Building”) as shown on Exhibit A attached (collectively the “Premises”) including the right to the use of any shared common areas located in between the Building and adjacent buildings at no additional cost.

2. Use of Premises. The Premises shall be used only for the purpose of general office, administration, research and development, and any other legal uses related thereto. Lessee shall not use the Premises for any other purposes unless Lessor consents in writing to such use, such consent not to be unreasonably withheld, conditioned or delayed. Lessor represents and warrants that the above mentioned uses comply with the Stanford University Ground Lease, and Stanford University and applicable Palo Alto zoning requirements. Lessee shall have access to the Premises twenty four (24) hours per day, three hundred sixty five (365) days per year.

3. Term. The term of this Lease shall commence upon the earlier of (i) September 1, 2019 (provided the following conditions are satisfied: (a) Lessee has received a fully executed original of this Lease from Lessor; and (b) Lessee has been given possession of the Premises in “Delivery Condition” as defined in Paragraph 5 of this Lease); or (ii) the day on which Lessee opens the Premises for business (the earlier of said dates being referred to herein as the “Commencement Date”). The term of this Lease shall end on the date (the “Expiration Date”) that is the last day of the eighty fourth (84th) full calendar month following the Commencement Date unless extended or sooner terminated as provided herein.

Lessee shall have early access to the Premises upon the full execution of this Lease (without any obligation for the payment of Rent prior to the Commencement Date in accordance with the Base Rent Schedule in Paragraph 5) for the purpose of planning, designing and construction of Tenant Improvements (as defined in Paragraph 4 below). Tenant shall not interfere with the performance of Lessor’s Work in the event of such early access.

4. Tenant Improvements. (a) Lessor shall pay to Lessee a tenant improvement allowance (the “Allowance”) in an amount equal to One Million Four Hundred Five Thousand Six Hundred Sixty Four Dollars ($1,405,664.00) based on Fifty Two Dollars per square foot, for the purpose of constructing Lessee’s tenant improvements in the Premises (“Tenant Improvements”). There shall be no deduction from the Allowance for the cost of any Lessor’s Work identified in Paragraph 5 and in Exhibit B. Such Allowance shall be used toward the hard costs, design fees and permitting costs associated with a mutually agreeable space plan approved by Lessor and Lessee in accordance with Paragraph 12 of this Lease (“Lessee’s Work”). The Allowance shall not be used for Lessee’s trade fixtures, equipment, furniture, movable furniture partitions or other personal property. Except for reasonable 3rd party review/inspection fees incurred by Lessor relating exclusively to the plans for or performance of Lessee’s Work (not to exceed $2,500.00 per project per calendar year), Lessee shall not be obligated to pay any review fees or supervisory fees to Lessor in connection with the performance of Lessee’s Work.

(b) Lessor will make payments to Lessee from the Allowance to reimburse Lessee for the costs Lessee incurs in constructing the Tenant Improvements. All payments of the Allowance shall be made on a progress payment basis (not more frequently than once per month) and only upon Lessee’s satisfaction of the following conditions (the “Allowance Conditions”): (i) receipt by Lessor of conditional mechanics’ lien releases for the current payment, and unconditional mechanics’ lien releases for previous payments, from Lessee’s general contractor and all subcontractors, labor suppliers and material suppliers for work performed by them at the Premises under contracts that are in excess of $5,000 to the date of such request; (ii) receipt by Lessor of any and all documentation reasonably required by Lessor detailing the work that has been completed and the materials and supplies used, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used all through the date of such request; and (iii) Lessee’s general contractor’s certification of the work that has been completed and confirming that all work and materials billed for have been completed and installed in the Premises. In the event that Lessor fails to pay the Allowance (or any portion thereof) within the time and in the manner required hereunder, interest at the rate of ten percent (10%) per annum shall accrue on the unpaid portion thereof from the date payment was due until paid or otherwise recouped in full, and Lessee shall have the right to offset the unpaid amount (plus interest thereon as aforesaid) against any Rents coming due under this Lease.

(c) Lessee may work with contractors and subcontractors of Lessee’s choice to complete the Tenant Improvements to be paid from the Allowance or paid by the Lessee. The selection of the general contractor for Lessee’s tenant improvements shall be subject to the Lessor’s approval which shall not be unreasonably withheld, conditioned or delayed. Lessor shall not be responsible for the system design or the equipment specified by Lessee or its general contractor. The Tenant Improvements will be constructed in full compliance with all applicable laws, regulations and requirements of the Ground Lease (as defined below), and current Building Codes.

5. Lessor Work and Delivery Condition. For purposes of this Lease, the term “Delivery Condition” shall mean that Lessor has (i) approved the plans and specifications for Lessee’s initial tenant improvements (as provided in Paragraph 12 of this Lease) and (ii) completed, at its sole cost, the work defined as Lessor’s Work (“Lessor’s Work”) on Exhibit B. There shall be no deduction from the Allowance for (a) the cost of any Lessor’s Work identified in this Paragraph 5 and in Exhibit B, and (b) any Lessor or professional review fees incurred by Lessor for the review of Lessee’s plans and specifications for Lessee’s tenant improvements.

6. Base Rent. As base rental (“Base Rent”) for the Premises, Lessee shall pay to Lessor by check or ACH the following amounts at the following address: 12241 Saratoga-Sunnyvale Road, Saratoga, California 95070, or such other place or places as Lessor may from time to time designate in writing to Lessee. Base Rent for the first four full calendar months of the term shall be free. Payment of Base Rent for the Premises shall commence in the fifth month of the term (following the Commencement Date as defined in Paragraph 3 of this Lease). The Base Rent shall be as set forth in the following Base Rent schedule.

Base Rent:

Months	Base Rent	Total/Month
00-04	$0.00 per sq. ft./ per mo.	$0.00
05-12	$4.90 per sq. ft./ per mo.	$132,456.80
13-24	$5.05 per sq. ft./ per mo.	$136,511.60
25-36	$5.20 per sq. ft./ per mo.	$140,566.40
37-48	$5.35 per sq. ft./ per mo.	$144,621.20
49-60	$5.51 per sq. ft./ per mo.	$148,946.32
61-72	$5.68 per sq. ft./ per mo.	$153,541.76
73-84	$5.85 per sq. ft./ per mo.	$158,137.20

7. Operating Expenses and Property Taxes. Except as set forth below, commencing on the Commencement Date (as defined in Paragraph 3 of this Lease) Lessee shall be responsible to pay for all of Lessor’s costs incurred in owning, operating, managing, repairing and replacing the Property (provided any capital costs shall be amortized and included only in accordance with generally accepted accounting principles consistently applied), Building and Premises, including, without limitation, building operating expenses, taxes, landscaping, land lease charges, general maintenance, management fees and insurance (“NNN Charges”). The current estimated NNN Charges are set forth on Exhibit C. The NNN Charges do not include janitorial expenses and utilities for which Lessees is solely responsible at Lessee’s cost and expense, nor shall the NNN Charges include costs incurred by Lessor for structural and roof repairs, maintenance or replacement. Lessor will bill Lessee monthly for all NNN Charges. These expenses may change from time to time. The NNN Charges may include a management fee not to exceed 3% of Lessee’s Base Rent for the then current year. Lessee shall not be responsible for any increases in NNN Charges due to the addition of earthquake insurance if the same is not currently included in the estimate of NNN Charges attached as Exhibit C. Within sixty (60) days after the end of each calendar year, Lessor shall provide Lessee with an annual statement detailing the costs incurred by Lessor as NNN Charges. Lessee shall have the right to audit and challenge Lessor’s books and records pertaining to NNN Charges provided Lessee notifies Lessor within one hundred twenty (120) days after its receipt of Lessor’s annual statement of NNN Charges. Any such audit shall be performed by an independent auditor not compensated on a contingency fee basis (or by a trained employee of Lessee) at a mutually agreed time within two weeks after the date of Lessee’s audit notice at the offices of Lessor located in California. Lessor and Lessee shall each use their best efforts to cooperate with each other to resolve any discrepancies between Lessor and Lessee in the accounting of NNN charges. If this Lease expires or sooner terminates on a day other than the last day of a fiscal year, NNN Charges for such partial fiscal year shall be calculated based upon estimated NNN Charges for the entire twelve-month fiscal year, but shall be prorated on the basis by which the number of days from the commencement of such fiscal year to and including the expiration or sooner termination of this Lease bears to 365 (so that expenses for such items as taxes and insurance premiums that may be paid once or twice per year are prorated over an entire 12 month period). Notwithstanding the foregoing or anything to the contrary contained in this Lease, Lessee shall have no obligation to pay or reimburse Lessor for any NNN Charges that are fairly allocable to any period of time after the term of this Lease has ended and Lessee has surrendered possession of the Premises to Lessor.

8. Uses Prohibited. Lessee shall not use, or permit to be used, the Premises nor any part thereof for any purpose or purposes other than those purposes for which the Premises are leased pursuant to paragraph 2, without obtaining the prior written consent of Lessor (not to be unreasonably withheld, conditioned or delayed), and no use shall be made or permitted to be made of the Premises, nor acts done, which will cause a cancellation of any insurance policy covering the Premises, or any part thereof, unless Lessee shall agree to pay such increase in the rate or shall secure comparable insurance acceptable to Lessor (whose standard of acceptance shall be that of a reasonable person) covering the Premises, nor shall Lessee sell, or permit to be kept, used, or sold, in or about said Premises, any article which may be prohibited by the standard form of casualty insurance policies required under this Lease, unless Lessee shall secure a comparable policy of insurance acceptable to Lessor (whose standard of acceptance shall be that of a reasonable person) covering the Premises. Lessee shall not commit any public or private nuisance, nor shall Lessee allow the Premises to be used for any unlawful purpose.

9. Compliance with Governmental Regulations. Lessee shall, at Lessee’s sole cost and expense, comply with all requirements of all Municipal, State and Federal authorities now in force relating to Lessee’s use of the Premises or which may hereafter be in force, and shall faithfully observe in the use of the Premises all Municipal ordinances and State and Federal statutes now in force or which may hereafter be in force; provided, however, that except as provided in Paragraph 5, above, Lessee shall not be required to make any structural changes in the Premises in order to comply with any such law, regulation, requirement or order unless the same is required because of any alteration Lessee elects to make to the Premises, as a result of any permit Lessee obtains, or because of Lessee’s unique and specific use of the

Premises (as opposed to office used by tenants in general). Notwithstanding the foregoing to the contrary, except as provided in Paragraph 5, above, Lessee shall not be required to make any such improvement or addition to the Premises unless such improvement or addition is required because of an alteration Lessee elects to make to the Premises, as a result of any permit Lessee obtains, or because of Lessee’s unique and specific use of the Premises (as opposed to office uses by tenants in general). Nothing in this Paragraph 9 shall be deemed to alter or limit Lessor’s obligation to complete the Lessor’s Work.

10. Quiet Enjoyment. Lessor, for itself, its successors and assigns, covenants represent and warrants to Lessee, its successors and assigns that:

(a) So long as Lessee shall not be in default (beyond applicable notice and cure periods) in the performance of any of the covenants or conditions to be performed by Lessee, Lessee may have, hold and enjoy the sole and exclusive use and enjoyment of the Premises, and any part thereof;

(b) Lessor will at all times save and hold Lessee free and harmless from any claim, demand, cause of action or other act relating to the title of the Premises, or any part thereof, or which interferes with or threatens to interfere with the quiet, peaceful and exclusive use and enjoyment of the Premises, or any part thereof, including but not limited to reasonable costs and attorney’s fees incurred by the Lessee in defending any such interference or threatened interference therewith.

11. Building Condition. Except as expressly provided for herein, Lessor shall have no obligation to perform work to the Premises. Notwithstanding the foregoing, Lessor hereby represents and warrants that the operating systems of the Premises (including but not limited to the HVAC, electrical, roof, plumbing systems) shall be in good working condition for at least the first twelve (12) months of the term of this Lease and shall, at Lessor’s sole cost and expense, replace or repair any such systems if any problems occur; provided such problem was not been caused by the Lessee or the Lessee’s contractors. Lessor further represents and warrants that the Building has 600 amp electrical service.

12. Alterations and Additions. (a) Lessee shall control and shall be responsible for the construction of the initial tenant improvements constructed in the Premises. Lessee shall not make any alteration or addition to the Premises, or any part thereof, without the prior written consent of Lessor. Such consent shall not be unreasonably withheld, conditioned or delayed. Any permanent addition or alteration to the Premises, except movable equipment, furniture, trade fixtures, and any other property which can be removed without injury to the Premises (which shall remain the property of the Lessee), shall become the property of and belong to Lessor. Alterations and additions which are not to be deemed as trade fixtures shall include any improvements paid for by the Allowance, heating, lighting, electrical systems, air conditioning, partitioning, wall-to-wall carpeting, or any other installation which has become an integral and immovable part of the Premises. For purposes of clarity, server racks are specifically designated as moveable equipment owned by Lessee, however, Lessee shall restore the area upon removal of such server racks to its preexisting condition. Lessee agrees that it will not proceed to make such alterations or additions, after having obtained consent from Lessor to do so, until two (2) days after the receipt of such consent, in order that Lessor may post appropriate notices of non-responsibility for payment for Lessee’s improvements. Lessee shall at all times permit such notices to be posted and to remain posted until the completion of work. Notwithstanding the foregoing to the contrary, Lessee shall have the right to make interior, non-structural alterations or additions to the Premises (including but not limited to painting, replacement of carpeting and other alterations not requiring a governmentally issued permit) without obtaining the consent of Lessor, provided that such alterations or additions made during any calendar year do not have a cost in excess of Fifty Thousand Dollars ($50,000.00). Promptly upon request, Lessee will provide Lessor with lien waivers for all work performed under contacts valued in excess of $5,000.00. Lessee shall not be obligated to pay any review fees or supervisory fees to Lessor in connection with the performance of any Lessee’s Work, alterations or additions. Further, Lessee shall have the right to paint the exterior of the Building, subject to Lessor’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

(b) Lessee shall prepare plans and specifications for Lessee’s initial tenant improvements (or any subsequent alterations or additions), at Lessee’s expense, and shall submit them to Lessor for approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall then have a period of not more than seven (7) business days following such submittal (or, in the event of modifications, such re-submittal) in which to review and approve Lessee’s plans and specifications or state any objections to same in writing, and any such objections shall be reasonable in nature and stated in sufficient detail so as to allow necessary modification by Lessee. Lessee shall make necessary modifications to Lessee’s plans and specifications and shall resubmit same to Lessor within seven (7) business days after Lessee’s receipt of Lessor’s comments. Once accepted by Lessor in final form, the Lessee’s plans and specifications may be modified only with Lessor’s written approval, which will not be unreasonably withheld, conditioned or delayed, and Lessee shall be liable for any additional costs incurred as a result of any such change.

(c) Any delay by Lessor in the review and approval or comment to Lessee’s plans and specifications for Tenant’s initial improvements (or any subsequent alterations or additions) beyond the time periods set forth in subparagraph (b) above shall result in a credit to Lessee’s Base Rent next coming due under this Lease in an amount equal to one (1) day of Base Rent for each day of Lessor’s delay.

13. Maintenance and Repairs.

(a) Except as otherwise provided herein below, Lessor shall at Lessor’s sole cost, keep and maintain the Property, Building, and Premises, including, but not limited to, the elevator serving the Premises, plumbing, electrical systems (excluding light bulbs and Lessee’s electrical leasehold improvements) heating and air conditioning systems (“HVAC systems”), parking areas and walks, any shrubbery and landscaping and landscape lighting between buildings in good condition and repair. At Lessor’s sole cost and expenses (without any reimbursement whatsoever from Lessee), Lessor agrees to maintain the roof and the structural integrity of the Building and Premises. Furthermore, notwithstanding anything to the contrary herein, Lessee will have no obligation to pay or reimburse Lessor for repaving, sealing, resurfacing, etc. the parking lot or driveway areas (“Parking Area Maintenance”). Lessee hereby waives all right to make repairs at Lessor’ s expense under the provisions of Section 1942 of the California Civil Code, and all rights provided for under Section 1941 of said Civil Code. At the termination of this lease, Lessee shall surrender the Premises to the Lessor in as good condition and repair as when received on the commencement of the term of the Existing Lease, ordinary wear and tear (however, ordinary wear and tear shall not include any damage or deterioration caused by Lessee that would have been prevented by good maintenance practice), damage by fire or the elements or acts of God, and damage resulting from Lessor’s acts or omissions, negligence or willful misconduct, and Lessor approved alterations excepted (unless Lessee is required to remove such alterations at the time Lessor approves such alterations).

(b) Except for Lessor’s obligation for the roof and structural integrity of the Building and Premises, the Parking Area Maintenance and the expense sharing of paragraph (c) below, Lessee shall maintain the interior of the Premises in good condition and repair at Lessee’s sole cost and expense subject to ordinary wear and tear (however, ordinary wear and tear shall not include any damage or deterioration that would have been prevented by good maintenance practice).

(c) For the first twelve months of the of this term of this Lease, Lessor shall maintain the HVAC system at Lessor’s sole cost and expense; provided such problem has not been caused by the Lessee or the Lessee’s contractors. Beginning in month thirteen, Lessee shall be responsible for standard repair and maintenance of the HVAC system; provided, however, Lessor and Lessee shall each pay fifty percent (50%) of the cost of any “major repairs” to the HVAC system. As used herein the term “major repairs” shall mean repairs for which the cost of labor and materials are in excess of $1,500. If any HVAC system should fail beyond repair at any time during the term of this Lease, Lessor shall replace such item(s) and pro-rate the cost of the replacement over the useful life of the improvement (as defined by generally accepted accounting principles) and charge Lessee accordingly for the remaining months of the term of this Lease as additional rent.

(d) If Lessor fails to furnish or interrupts or terminates any required maintenance, repairs or services on the Premises (a “Service Failure”), which renders the Premises, or a material portion of the Premises, untenantable for a period in excess of five (5) consecutive days, then Lessee shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the 6th consecutive day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Lessee is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Lessee. If a Service Failure occurs for which Lessor is responsible and continues for one hundred eighty (180) consecutive calendar days after the service and is not being remedied by Lessor, then Lessee shall have the ongoing right to elect to terminate the Lease until such date as the Service Failure ends and service has been restored.

(e) Lessee will be responsible for the installation and maintenance of its own telephone system and security system and any upgrades to the existing fire alarm system. The existing fire alarm system shall be delivered to Tenant in good working condition.

(f) Lessee shall be responsible for hiring its own janitorial company, at Lessees’ sole cost and expense, which will render janitorial services for the Premises.

(g) Notwithstanding anything to the contrary contained in this Lease, Lessor shall not be liable to Lessee for failure to make repairs as herein required unless Lessee has previously notified Lessor of the need for such repairs as to which Lessee is aware and Lessor has failed to complete said repairs within a reasonable time necessary to make such repair not exceeding thirty (30) days following receipt of Lessee’s notification (provided Rent payable under this Lease shall abate if Lessor fails to commence such repair within five (5) consecutive days after Lessors receipt of Lessee’s notification), Lessee may make such repair, and upon demand to Lessor and any Mortgagee (provided that Lessee has been given the name and address of such Mortgagee) Lessor shall pay Lessee the reasonable cost and expenses incurred by Lessee in making such repair. If Lessor fails to reimburse Lessee within fifteen (15) days of Lessors receipt of Lessee’s request, then following a second five (5) day notice to Lessor notifying Lessor (and its mortgagee of which Lessee has notice from Lessor pursuant to the notice provisions of this Lease) of Lessors failure to pay, Lessee may offset said amount against the next ensuing Base Rent and additional rent payment(s) due under this Lease, together with interest at the interest rate of ten percent (10% per annum.

14. Indemnification. Lessee hereby waives all claims against Lessor for damage to goods, wares and merchandise, and all other personal property, in, upon or about the Premises and for injuries to persons in or about the Premises, resulting from any cause other than the negligence or willful misconduct of Lessor, its agents, employees or invitees. Lessee will indemnify and hold Lessor harmless for and on account of any damage or injury to any person, goods, wares, merchandise, and all other personal property of any person that results from the negligence or willful misconduct of Lessee, its agents, employees or invitees. Lessor agrees to indemnify and hold Lessee harmless for any damage or injury to persons or property resulting from the negligence or willful misconduct of Lessor, its agents, employees or invitees.

15. Advertisements and Signs. Subject to all applicable laws and the Ground Lease, Lessee shall have the right to install exterior signage for its business at the Premises during the term of this Lease. Lessee will prepare signage drawings and submit them to the Lessor for Lessor’s prior review and written approval (not to be unreasonably withheld, conditioned or delayed). The size and shape of any such signage will be subject to the City of Palo Alto zoning and Stanford University regulations.

16. Entry by Lessor. Lessee shall permit Lessor and its agents to enter into and upon the Premises during normal business hours, upon at least forty-eight (48) hours prior written notice by Lessor (which notice shall specify the reason for such access), and subject to Lessee’s prior written approval (not to be unreasonably withheld) and Lessee’s reasonable security requirements (except in the event of emergency) for the purpose of inspecting the same or for the purpose of maintaining the building in which the Premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection of scaffolding, props, or other mechanical devices, or for the purpose of posting notices of non-responsibility for alterations, additions or repairs, without any rebate of Rent to Lessee or damages for any loss of occupation or quiet enjoyment of the Premises thereby occasioned except as expressly provided herein; provided, however, (i) if such acts make the Premises substantially unusable for Lessee’s permitted use for a period in excess of five (5)calendar days then Lessee shall have the right to abate Base Rent beginning as of the date of such interference until such date as the Premises are again rendered usable by Lessee, and (ii) if such acts make the Premises substantially unusable for the purposes for which Lessee has leased the same for a period in excess of thirty (30) calendar days, Lessee, at Lessee’s sole option, shall have the ongoing right (until such date as the Premises are again rendered usable by Lessee) to terminate this Lease by giving written notice thereof to Lessor, and (iii) no such entry by Lessor shall, without the prior written consent of Lessee, materially interfere with the Lessees permitted uses and access to the Premises. Lessor understands that loss or termination of electrical power to the building could have damaging consequences for Lessee, and Lessor agrees to use commercially reasonable efforts to give not less than five (5) days prior written notice before electricity is shut off, reset, or otherwise interfered with by Lessor or its agents except in case of emergency. Lessee shall permit Lessor, and its agents, at any time within one hundred eighty (180) days prior to the expiration of this Lease, to place upon the Premises any usual or ordinary “to let” or “to lease” signs. Lessor and its agents may during said last mentioned period, at reasonable business hours and upon at least twenty four (24) hours prior written notice to Lessee and subject to Lessee’s reasonable security requirements, enter upon said Premises and exhibit the same to prospective tenants.

17. Utilities. Lessee shall contract directly with the City of Palo Alto and any other applicable utility companies for all water, gas, heat, light, power and all other services supplied to the said Premises for Lessee’s use.

18. Subordination. Lessee agrees that this Lease may, at the option of Lessor, be subjected and subordinated to any mortgage or deed of trust held by an insurance company, savings bank or savings and loan institution which has been or shall be placed on the land or building of which the Premises form a part, provided that the holder of any such mortgage or deed of trust agrees in writing that this Lease shall not be terminated or Lessee’s possession disturbed by reason of a default under or foreclosure of such mortgage or deed of trust, and in the event of a sale, either private or public, under foreclosure proceedings, such sale shall be subject to Lessee’s right to continue in possession and undisturbed under this Lease so long as Lessee is not in default (beyond applicable notice and cure period). For the purpose of this paragraph, Lessee shall not be considered in default hereunder until all notices provided for herein have been given, and until the time allowed for the curing of any such default has expired. Lessor represents and warrants that there are no mortgages or deeds of trust encumbering the Premises or Building as of the date of this Lease. .

19. Damage or Destruction of Premises. In the event of any damage to or partial destruction of the Premises during the term of this Lease from any cause, Lessor shall forthwith repair the same, provided such repairs can be reasonably estimated to be completed within one hundred eighty (180) days under the laws and regulations of Federal, State, County or Municipal authorities, but such partial damage or destruction shall not make this Lease void or voidable except as hereinafter provided. Lessee shall be entitled to a proportionate reduction of “Rent” (which term shall be deemed to include all monthly base rental and NNN charges payable by Lessee under this Lease) while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and/or the making of such repairs shall interfere with the business carried on by Lessee in said Premises. If the necessary repairs cannot be reasonably estimated to be completed within one hundred eighty (180) calendar days, either Lessee or Lessor may terminate this Lease by giving written notice of termination to the other party. In the event that neither party so elects to terminate this Lease within fifteen (15) days after the date of such damage, Lessor shall make all necessary repairs as promptly as practical and within a reasonable time (within the 180 day period), this Lease to continue in full force and effect and the Rent to be proportionately rebated as provided hereinabove. With respect to any damage or destruction which Lessor is obligated to repair or may elect to repair under the terms of this paragraph, the provisions of Section 1932, subdivision 2, of the Civil Code of the State of California are waived by Lessee to the extent consistent with the provisions of this paragraph. The total destruction of the building constituting the Premises shall terminate this Lease unless the Lessor and Lessee agree otherwise within ninety (90) days after the date of destruction.

20. Assignment and Subletting. Lessee may not assign this Lease or sublet all or a portion of the Premises herein leased without obtaining the prior written consent of Lessor; provided, however, that upon written notification by Lessee to Lessor including the description of the portion proposed to be sublet or assigned, the identity and financial capability of the sub-Lessee or assignee, a description of the type of activity the sub-Lessee or assignee shall partake in, and the terms of said assignment or sublease, Lessor agrees that upon receipt of the above information, Lessor shall not unreasonably withhold, condition or delay its consent to any such assignment or subletting. Lessee acknowledges that the subletting or assignment of the Premises shall in no way absolve the Lessee from its liability with regard to the Rent payment for the entire Premises.

Notwithstanding the foregoing, Lessee shall have the right to assign this Lease or sublet the Premises to the following without the consent of the Lessor and without any sharing of excess rent: (a) the parent corporation of Lessee, (b) any subsidiary corporation of Lessee, (c) any entity in which Lessee, Lessee’s parent corporation or any subsidiary corporation of Lessee holds not less than fifty percent (50%) of the outstanding ownership interests, or (d) any corporation resulting from the consolidation, merger, sale or reorganization of the Lessee.

If any amounts paid by an assignee or sublessee are in excess of the base rent and additional rent payable by Lessee hereunder (or, in the case of sublease of a portion of the Premises, are in excess of the rent and additional rent reasonably allocable to such portion), after deducting Lessee’s reasonable costs, including but not limited to Lessee’s real estate commissions, reasonable marketing costs for the sublease or assignment of the Premises incurred by Lessee and reasonable attorney fees, then such excess shall be shared 50/50 between Lessor and Lessee. Payments will be made to Lessor as they are generated.

21. Condemnation. If any part of the Premises shall be taken or purchased under the threat of condemnation by any public or quasi-public authority, or private corporation or individual, having the power of condemnation (“Condemner”) under any statue or right of eminent domain, and a part thereof remains which is usable by Lessee for the purposes for which Lessee has entered into this Lease, this Lease shall, as to the parts so taken, terminate as of the date title shall vest in the Condemner, and the Rent payable hereunder shall be proportionately adjusted so that the Lessee shall be required for the remained of the term to pay only such portion of the Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking; but, in such event, either Lessor or Lessee shall have the option to terminate this Lease at the date when title to the part so taken vests in the Condemnor if the remaining portion of the Premises are not suitable for the conduct of Lessee’s business operations in Lessee’s reasonable business judgement. If all of the Premises or such part thereof be taken so that there does not remain a portion suitable by Lessee for the conduct of its business, this Lease shall thereupon automatically terminate. If a part or all of the Premises be taken, all compensation awarded upon such taking shall go to the Lessor and the Lessee shall have no claim thereto, except that Lessee shall have the right to any portion of the award made for (i) Lessee’s trade fixtures, (ii) the unamortized value of any Leasehold Improvements paid for by Lessee based on a percentage of the remaining lease term excluding any option period, (iii) Lessee’s award for moving and relocation expenses. The Lessee’s award would be that percentage of those expenses.

22. Insolvency or Bankruptcy. Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of the Lessee, or (b) a general assignment by the Lessee for the benefit of its creditors, or (c) any action taken or suffered by the Lessee under any insolvency or bankruptcy act which shall not, in each case, be discharged within ninety (90) days, shall constitute a breach of this Lease by the Lessee. Upon the happening of any such event, this Lease shall terminate ten (10) calendar days after written notice of termination from Lessor to Lessee.

23. Default. In the event that Lessee fails to timely pay any payment due to Lessor hereunder, and such failure continues for five (5) days after Lessee’s receipt of a written notice of delinquency from Lessor, or Lessee materially breaches this Lease and does not remedy or cure said breach within a period of thirty (30) calendar days following written notification of breach given by Lessor to Lessee (or such longer time as may reasonably be required to cure such default, provided that Lessee continues to use diligent efforts to effect such cure at the earliest possible date), then Lessee shall be in default of this Lease (“Default) and Lessor, in addition to other rights or remedies it may have under applicable laws, shall, subject to all applicable legal due process requirements, have the following remedies:

(a) Termination. In the event of any Default by Lessee (beyond applicable notice and cure periods), then in addition to any other remedies available to Lessor at law or in equity and under this Lease, Lessor shall have the immediate option to terminate this Lease and all rights of Lessee hereunder by giving written notice of such intention to terminate. In the event that Lessor shall elect to so terminate this Lease then Lessor may recover from Lessee:

(1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Lessee proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Lessor (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(5) such reasonable attorneys’ fees incurred by Lessor as a result of a Default, and costs in the event suit is filed by Lessor to enforce such remedy; and plus

(6) at Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to ten percent (10%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Lessee waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Lessee is evicted or Lessor takes possession of the Premises by reason of any Default of Lessee hereunder.

(b) Continuation of Lease. In the event of any Default by Lessee, then in addition to any other remedies available to Lessor at law or in equity and under this Lease, Lessor shall have the remedy described in California Civil Code Section 1951.4 (Lessor may continue this Lease in effect after Lessee’s Default and abandonment and recover Rent as it becomes due, provided Lessee has the right to sublet or assign, subject only to reasonable limitations).

(c) Election to Terminate. No re-entry or taking of possession of the Premises by Lessor, shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee, the Premises is relet (however Lessee shall be liable for the losses sustained by Lessor after mitigation by such reletting), or unless the termination thereof is decreed by a court of competent jurisdiction.

(d) Notice Provisions. Lessee agrees that any notice given by Lessor pursuant to this paragraph 23 shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Lessor shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding, provided that any such notice is prepared and served in accordance Code of Civil Procedure Section of 1161 (except that the time periods set forth herein shall replace the time periods set forth in Code of Civil Procedure Section 1161).

Lessor shall be in default under this Lease if Lessor fails to perform any of its obligations hereunder and such a failure is not cured for a period of thirty (30) calendar days after written notice thereof from Lessee to Lessor, unless Lessor begins the cure of such default within said thirty (30) day period and completes such default in a reasonable time period, subject to normal business practices, as mutually agreed upon between Lessor and Lessee. In the event of a default by Lessor under this Lease, Lessee may, in addition to any and all remedies available to it at law or in equity, terminate this Lease with immediate effect by giving written notice to Lessor.

Lessee hereby acknowledges that late payment hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any payment from Lessee shall not be received by Lessor within five (5) business days after Lessee’s receipt of written notice that such amount is overdue, then, without any requirement for further notice to Lessee as to such late payment, Lessee shall pay to Lessor a late charge equal to ten percent (10%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

24. Insurance and Insurance Coverage

(a) Lessor covenants and agrees that it shall obtain and keep in force during the term hereof and any extension thereto, “Special Causes of Loss” form property insurance on the Building and improvements constituting the Premises as presently existing and as hereafter improved at the full insurable value of the Premises. Lessor and any lender of the Lessor shall be named loss payees as their interest appears. Lessee shall pay as additional rent its pro rata share of Lessors premium of property insurance as set forth in Exhibit C. The amount of coverage may increase from year to year subject to mutual agreement between Lessor and Lessee.

(b) Lessee, at its option, may obtain at its sole expense and keep in force during the term hereof and any extended term hereof, “Special Causes of Loss” form property insurance on all personal property, materials, supplies and fixtures owned by Lessee and located on or upon the Premises.

(c) During the term of this Lease and any extended term hereof, Lessee shall procure and maintain in full force and effect full and adequate public liability and property damage insurance insuring against liability of Lessee with respect to the Premises or arising out of the use or occupancy thereof. Adequate coverage under liability insurance shall not be less than $1,000,000 for any one occurrence, and $3,000,000, for aggregate limit. However, Lessee may increase these amounts of coverage at his option. Such policies of liability insurance shall name the Lessor, Lessee, Stanford University, its trustees, agents and employees and Lessors lender (after Lessee’s receipt of written notice of the identity of and contact information for such lender) as additional insured and shall be payable to all parties as to their respective interests.

(d) All such insurance policies provided for herein and all renewals thereof and all bonds provided for herein shall be issued by good, responsible and standard companies having not less than A-VI’ as set forth in the most current issue of “A.M. Best’s Rating Guides.” Lessee shall deliver to Lessor certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Lessee hereunder at the time of execution of this Lease by Lessee. Lessor shall be named as an additional insured under the Lessee’s insurance policies required under Paragraph 13(c) above. Lessee shall, at least fifteen (15) days prior to expiration of each policy, furnish Lessor with certificates of renewal thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to material modification except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Lessor).

(e) In consideration of the agreements of the parties contained in this Lease, and notwithstanding any other provisions of this Lease to contrary, Lessor and Lessee hereby waive all rights of recovery against the other and the other’s agents, employees, contractors or approved sublessees or assigns, on account of loss and damage arising out of or incident to the perils covered by property insurance actually carried or required to be carried by such party under this Lease, regardless of the negligence or willful misconduct of Lessor or Lessee or their agents, employees, contractors and/or invitees. The parties shall have their respective insurance carriers waive such right of subrogation in the insurance policies to be maintained by the parties under this Lease.

25. Taxes and Assessments.

(a) Lessee shall pay before delinquency any and all taxes levied, assessed or imposed and which become payable during the term of this Lease upon Lessee’s fixtures, furniture, appliances and personal property installed or located in the Premises which property does not become the property of Lessor under paragraph 10.

(b) As additional rental hereunder, Lessee shall pay its Share, before delinquency or thirty (30) days after notice from Lessor of the exact amount due, along with reasonable supporting backup documentation, whichever is later, of all real estate taxes and special assessment installments (“real property taxes”) levied and assessed against the Premises as they appear on the City and County tax bills during the term of this Lease, such real property taxes to be prorated to reflect the period from the commencement date of this Lease and the termination date of this Lease; provided, however, that Lessee may allow bonded special assessment to go to bond, and Lessee’s obligations hereunder shall be limited to payment of principal and interest installments there under prior to the delinquency thereof for the duration of this Lease. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Lessee be obligated to pay Lessee’s share of any (i) increases in real property taxes or assessments payable with respect to the Premises or Property as a result of a sale or other transfer of any leasehold or ownership interest in the Premises or Property by Kelly-Gordon Company, Inc., the Board of Trustees of The Leland Stanford Junior University, or any other fee owner, ground lessee of the Premises or Property or landlord under this Lease, (ii) estate, inheritance, gift or franchise taxes of Lessor or any federal, state or local income, sales or transfer tax, (iii) penalties and interest, other than those attributable to Lessee’s failure to comply timely with its obligations pursuant to this Lease, or (iv) increases in real property taxes (whether increases result from increased rate, valuation , or both) attributable to additional improvements to the building or land of which the building is a part unless constructed for Lessee’s primary benefit or for the common benefit of Lessee and other tenants in the surrounding project. Lessor will promptly advise Lessee of all notices, levies and assessments of real property taxes concerning the Premises and immediately upon receipt of the tax bill shall furnish Lessee with a copy of the tax bill. Lessee shall have the right, at its election, to contest any tax, levy or assessment which Lessee is required to pay hereunder, in whole or in part. Lessor covenants and agrees to execute all documents necessary to effectuate the purposes of this paragraph and to perfect Lessee’s rights of contest. If Lessee seeks a reduction or contests the real property taxes, the failure on Lessee’s part to pay the real property taxes shall not constitute a default under this Lease. All costs of such contests shall be borne by Lessee, and Lessee shall hold Lessor harmless from any costs, loss or damage caused thereby unless caused by Lessor’s negligent or willful misconduct In the event that Lessee chooses to allow special assessments to go to bond, the principal amounts of said assessment bonds, if any, outstanding and unpaid as of the date of the termination thereof shall become the obligation of Lessor and any interest due thereon shall be apportioned as of the date of termination.

(c) Nothing herein contained shall require Lessee to pay income or other tax imposed upon the rents received by Lessor hereunder or upon any other interest of Lessor in the Premises, except for such real and personal property taxes and assessments as are hereinabove set forth.

26. Zoning. Lessor represents and warrants to Lessee that at the time of execution of this Lease, the Premises are zoned for the uses and purposes for which the Premises are leased to Lessee hereunder. In the event that any law or ordinance shall be passed purporting to prohibit or restrict the use of the Premises by Lessee as set forth above, Lessor at its expense shall take such proceedings and institute such actions as may be reasonably necessary to attempt to have the law or ordinance declared invalid or not applicable to the Premises. In the event that such law or ordinance is not finally adjudged to be invalid or inapplicable and as a result of which Lessee is substantially restricted from using the Premises for the aforesaid uses and purposes, Lessee may at its option terminate this Lease.

27. Surrender of Lease. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or subtenancies, or shall, at the option of Lessor, operate as an assignment to it of any or all such subleases or subtenancies.

28. Waiver. The waiver by Lessor or Lessee of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease, other than failure of Lessee to pay the particular Rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent. The payment of Rent hereunder by Lessee shall not be deemed a waiver of any preceding breach by Lessor of any term, covenant or condition of this Lease.

29. Holding Over. Should the Lessee hold over possession of said Premises after the term of this Lease has terminated or after the termination of any extended term as provided herein, with Lessor’s consent, such holding over shall be deemed a tenancy from month to month and at a rental equivalent to one and one-half times the monthly base rental and 100% of the NNN charges payable hereunder as it shall be determined pursuant to the provisions contained herein for the last preceding month of the term of this Lease. In all other respects, said month to month tenancy shall be subject to the same terms, covenants and conditions as apply to the term of this Lease.

30. Stanford Ground Lease. This Lease is under and subject to the provisions of that certain lease (the “Ground Lease”) made and entered into as of May 1, 1962 by and between the Board of Trustees of The Leland Stanford Junior University, as ground Lessor, and Demmon-Hunter, Inc. as ground lessee, including without limitation the approval and consent to this Lease by said ground Lessor pursuant to paragraph 13 (a) of the Stanford Ground Lease. Lessor represents and warrants that, to the best of its current, actual knowledge, the Ground Lease is in full force and effect and that neither it nor Stanford are in default of any of their respective obligations of the Ground Lease. Lessor herein covenants and agrees to use its best efforts to obtain such consent to this Lease. The Ground Lessor and Ground Lessee will not willfully terminate the Ground Lease prior to the expiration or earlier termination of the Lease.

In the event the Stanford University approval has not been received within twenty (20) business days of Lessor’s written request to Stanford University for the approval of this Lease, Lessee and Lessor have the right to terminate this Lease and all obligations hereto, provided such termination occurs within thirty (30) calendar days of Lessor’s written notice to Lessee of Stanford’s failure to approve this Lease.

31. Security Deposit. Upon the full execution of this Lease by Lessor and Lessee and following the delivery of a fully executed original of this Lease to Lessee, Lessee shall pay a cash Security Deposit to Lessor of $1,192,111.20 (equal to nine (9) months Base Rent) in the form of cash. Provided Lessee is not in default in the performance of any material condition hereunder beyond any applicable notice and cure periods, the Security Deposit shall be released on the following schedule: (i) $662,284.00 (equal to five (5) months Base Rent) shall be reimbursed to Lessee by Lessor’s check made payable and delivered to Lessee within ten (10) business days after the expiration of the twenty-fourth (24th) calendar month of the lease term (the “First Reimbursement”), and (ii) $397,370.40 (equal to three (3) months Base

Rent) shall be reimbursed to Lessee by Lessor’s check made payable and delivered to Lessee within ten (10) business days after the expiration of the sixtieth (60th) calendar month of the lease term (the “Second Reimbursement”) as provided herein. In the alternative, in lieu of Lessor’s check as provided in clauses (i) and (ii) above, Lessee may elect by written notice to Lessor, to offset Base Rent for the total amount of the First Reimbursement or the Second Reimbursement. The balance of $132,456.80 (equal to one month of Base Rent) shall be held by Lessor and shall be released to Lessee upon the expiration of the original lease term. The security deposit shall be held by Lessor as security for the performance of the terms and conditions of this Lease to be performed by Lessee. If during the term of this Lease any sum owed by Lessee shall be unpaid and overdue beyond any applicable notice and cure period for Lessee’s default, then Lessor at its option may apply this security deposit to any portion or the entire unpaid sum. Should any portion or all of this security deposit be applied to any unpaid sum then Lessee upon written demand by Lessor will restore said security sum to its then original amount. Failure by Lessee to do so within fifteen (15) days after receipt of demand shall constitute a breach of this Lease. Lessor shall refund the entire remaining balance of the security deposit (or so much thereof as is not required to cure a default by Lessee under this Lease) at the end of the term of this Lease within the time required under California Law. If Lessee is in default beyond any applicable notice and cure period, Lessor can use the security deposit, or any portion of it, to cure the default or to compensate Lessor for all damage sustained by Lessor resulting from Lessee’s default. Lessor’s obligations with respect to the security deposit are those of a debtor and not a trustee. Lessor may maintain the security deposit separate and apart from Lessor’s general funds or may commingle the security deposit with Lessor’s general and other funds. Lessor shall not be required to pay Lessee interest on the security deposit.

32. Parking. Lessee shall have the right to the sole and exclusive use of ninety six (96) parking spaces at no additional charge within the designated parking area as depicted on Exhibit A. Lessee shall have the right to provide valet parking in the designated parking area and to “stack” cars to make the most of the parking area provided that the “stacking” of cars shall not inhibit the fire department’s access to the Building.

33. Surrender of The Premises. Upon termination of this Lease, Lessee shall deliver the Premises to Lessor broom clean, free of all debris and all personal property shall be removed from the Premises, and otherwise in the same condition as originally occupied by Lessee (including all permanent improvements installed in the Premises by Lessee at commencement), less normal wear and tear. Lessee shall not be responsible for the restoration of any improvements installed by any previous tenant or occupant of the Premises. At the time Lessee submits Lessee’s plans and specifications for future alterations or additional (not including the initial tenant improvements) to Lessor for approval, Lessor will notify Lessee in writing of any restoration obligations triggered by such alterations or additions and required by Lessee.

34. Hazardous Materials.

(a) Disclosure. Lessor (i) has not used or produced any hazardous substances on the property nor released any hazardous substances on or into the property, and (ii) has no knowledge or the use of any hazardous substances on the Premises or the presence or release of hazardous substances on or into the property.

(b) Indemnity by Lessee. Lessee shall indemnify, defend and hold Lessor harmless from any judgment, damages, losses , claims, actions, reasonable attorneys’ fees, consultants fees, costs or expenses which are directly caused by Lessee’s use, storage , disposal or release of hazardous materials in or about the Premises in violation of law. Lessee shall have no other liability to Lessor or any of its officers, agents or partners as a consequence of the presence of hazardous substances in or about the Premises or property.

(c) Indemnity by Lessor. Lessor shall indemnify, defend and hold Lessee and its directors, officers, employees and affiliates (collectively, “Indemnified Parties”) harmless against all claims, losses, liabilities, judgments, actions, or reasonable attorneys’ or consultants ‘ fees arising out of the presence or release of any hazardous substances on or in the property (other than hazardous substances which Lessee or any of its Indemnified Parties may locate or release on the property). Lessor’s obligations under this paragraph 32 shall survive the termination of this Lease.

35. Notices. All notices, demands or other writings required or permitted under this Agreement shall be deemed to have been given when made either personally, after being sent by U.S. certified mail, postage prepaid, or by nationally recognized overnight delivery service (such as UPS or Fed Ex) addressed to the parties as follows, or to such other address as to which notice shall have been so given:

Lessor:               Kelly-Gordon Company

12241 Saratoga-Sunnyvale Road

Saratoga, CA 95070

Lessee:               Before the Commencement Date:

Enjoy Technology Inc.

171 Constitution Dr.

Menlo Park, CA 94025

Attention: Lease Administration

With a copy to:  leaseadmin@enjoy.com

After the Commencement Date:

Enjoy Technology, Inc.

3240 Hillview Avenue

Palo Alto, CA 94304

Attention: Lease Administration

With a copy to:  leaseadmin@enjoy.com

36. Attorney’s Fees. Should any litigation be commenced between the parties hereto concerning the Premises, this Lease, or the rights and duties of either party in relation thereto, the prevailing party in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such litigation or in a separate action brought for that purpose. Such costs, expenses, and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any. The prevailing party is also entitled to any and all costs incurred in the collection of any judgment.

37. Governing Law. This Lease and the rights of the parties hereunder shall be governed by the laws of the State of California, without regard to any conflict of law rules.

38. Renewal Option. Provided Lessee is not in default in the performance of any material condition hereunder beyond any applicable notice and cure periods, Lessee shall have the option to extend this Lease for one (1), five (5)-year renewal period (an “Extended Term”) by notifying the Lessor in writing of Lessee’s exercise of the option, not less than six months nor more than twelve months prior to the expiration of the term of this Lease. The rental rate of the Extended Term shall be at a rate equal to ninety five percent (95%) of the then Fair Market Rental Rate for Office and R & D buildings within the Stanford Research Park that are comparable in location, size, quality and use as 3240 Hillview Avenue, Palo Alto. As used herein, the “Fair Market Rental Rate” for the Extended Term shall mean the Base Rent for comparable space at which non-equity tenants, as of the commencement of the lease term for the Extended Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, in other comparable buildings in the vicinity of the Building, taking into consideration the condition and value of existing tenant improvements in the Premises. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extended Term.

If Lessor and Lessee are unable to agree on the Fair Market Rental Rate for the Extended Term within thirty (30) days of receipt by Lessor of the Option Notice for the Extended Term, Lessor and Lessee each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least five (5) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the Extended Term. If either Lessor or Lessee does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the Extended Term. If two (2) brokers are appointed by Lessor and Lessee as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. If either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Extended Term and shall be binding upon Lessor and Lessee. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Lessor or Lessee by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Lessor and Lessee each shall bear one-half (1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Lessor or Lessee. Within fifteen (15) days after the selection of the third broker, the third broker shall not be permitted to introduce any additional evidence of the Fair Market Rental Rate or re-

compute same but shall be strictly limited to the selection of one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the Extended Term. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Lessor and Lessee. In no event shall the monthly Base Rent for any period of the Extended Term as determined, be less than the last monthly base rent charged during the original term of this Lease. Upon determination of the initial monthly Base Rent for the Extended Term pursuant to the terms outlined above, Lessor and Lessee shall immediately execute an appropriate amendment to the Lease documenting the new Base Rent. Lessee shall have no other right to further extend the initial term of the Lease unless Lessor and Lessee otherwise expressly agree in writing.

If Lessee timely and properly exercises this Option Lessee shall accept the Premises in its then “As-Is” condition and, accordingly, Lessor shall not be required to perform any additional improvements to the Premises.

This Option is personal to Lessee and may not be assigned, voluntarily or involuntarily; separate from or as part of the Lease, except to assignees falling under the terms of Paragraph 20, clauses 20(a), 20(b), 20(c), and 20(d).

39. Entire Agreement. This Lease and the exhibits attached hereto and documents referenced herein contain and constitute the entire understanding and agreement between Lessor and Lessee respecting the subject matter hereof, and supersede all prior agreements and understandings with respect thereto. Any agreement or representation respecting the Premises or the duties of either Lessor or Lessee in relation thereto not expressly set forth in this Lease is null and void. This Lease may be modified only in a writing signed by both Lessor and Lessee.

40. Intentionally Omitted.

41. Commission. Lessor shall be responsible for the payment of a leasing commission to Jones Lang LaSalle (the “Lessee’s Broke”) and CBRE (the “Lessor’s Broker”) pursuant to a separate written agreement between Lessor and Lessor’s Broker dated February 12, 2018. Except for Lessor’s Broker and Lessee’s Broker, Lessor and Lessee each warrant to the other that there are no brokers involved in this transaction and no other claims for brokers’ commissions or fees owing in connection with this Lease and each of Lessor and Lessee agree to indemnify the other against any such claims.

42. Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions of paragraph 18 as to assignment and subletting, apply to and bind the heirs, successor , executors, administrators and assigns of all the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

43. Time. Time is hereby expressly declared to be of the essence of this Lease.

44. Miscellaneous. The headings in the Paragraphs of the Lease are for convenience only and do not in any way limit or amplify the terms and provisions of this Lease. Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Lessor or Lessee. Lessor shall not become or be deemed a partner or a joint venturer of Lessee by reason of this Lease. This Lease may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one Lease. Faxed and/or emailed signatures hereon shall be deemed originals for all purposes. All exhibits to this Lease shall be deemed incorporated herein by the individual reference to each such exhibit, and shall be deemed a part of this Lease as though set forth in full in the body of the Lease.

45. OFAC Representation. For purposes hereof, “List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and “OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury. Each party represents and warrants to the other that (i) each Person owning a ten percent (10%) or greater interest in such party is (A) not currently identified on the List, and (B) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In addition, at the request of a party, the other party shall provide such information as may be requested by the requesting to determine the other party’s compliance with the terms hereof.

46. Accessibility. As of the Effective Date, there has been no inspection of the Premises by a Certified Access Specialist (“CASp”), as referenced in Section 1938 of the California Civil Code. A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection. Lessee is hereby advised that any CASp inspection shall be at Lessee’s sole cost and expense and that any violation within the Premises shall be the responsibility of Lessee to correct, at Lessee’s sole cost and expense.

47. Confidentiality. Lessee acknowledges that the content of this Lease and any related documents are confidential information. Lessee shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Lessee’s financial, tax, legal, leasing and space planning consultants or to potential acquirers or existing or potential investors. Notwithstanding the foregoing, Lessee shall incur no liability for disclosure of confidential information: (a) that is, or hereafter becomes, part of the public domain other than through a Default by Lessee of its obligations in this paragraph, (b) in response to subpoena in litigation, or (c) as otherwise necessary in connection with litigation or as required by law. For the avoidance of doubt, the fact that this Lease exists shall not constitute confidential information.

48. Waiver of Jury Trial. IN GRAFTON PARTNERS L.P. v. SUPERIOR COURT, 36 CAL.4TH 944 (2005), THE CALIFORNIA SUPREME COURT RULED THAT CONTRACTUAL, PRE-DISPUTE JURY TRIAL WAIVERS ARE UNENFORCEABLE. THE PARTIES, HOWEVER, ANTICIPATE THAT THE CALIFORNIA LEGISLATURE WILL ENACT LEGISLATION TO PERMIT SUCH WAIVERS IN CERTAIN CASES. IN ANTICIPATION OF SUCH LEGISLATION, TO THE EXTEND PERMITTED BY APPLICABLE

LAW, THE PARTIES EACH WAIVE, AS OF THE EFFECTIVE DATE OF SUCH LEGISLATION AND TO THE EXTENT PERMITTED BYAPPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LEASE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

49. Right of First Offer. Lessee shall have the right of first offer (“RFO”) to lease any space that becomes available in the building located at 3260 Hillview Avenue, Palo Alto, California (the “RFO Space”). If during the term of the Lease Lessor elects to lease the RFO Space (other than by a renewal to a then-current tenant of such space) then Lessor shall first offer to lease the RFO Space to Lessee on terms and conditions that are commercially reasonable (in Lessor’s reasonable discretion) and in keeping with the lease of the Premises and the leases of other similar properties in the Stanford Research Park within which the Premises are located (the “RFO Notice”). The RFO Notice shall be in writing and will be specific as to the terms of the offer and the particular space being offered. If Lessee does not accept the Lessor’s RFO offer as set forth in the RFO Notice and execute a commercially reasonably amendment to this Lease within thirty (30) days after its receipt of the RFO Notice then Lessee’s RFO rights shall immediately be void and of no further force or effect with respect to the particular RFO Space described in the RFO Notice. Lessor shall thereafter have the right to move forward with a lease to the third party without any further obligation to offer to lease the particular RFO Space described in the RFO Notice to Lessee.

50. Roof Access. Lessee shall have access to the roof of the Building and the right to install, operate and maintain mechanical, electrical and telecommunications equipment (“Equipment”) on the roof of the Building or affixed to the parapet wall of the Building. Lessor shall have the right to approve the size and specific location of the Equipment. Such work shall not penetrate the roof or result in the installation of any anchor to the roof for the Equipment. Installation shall be done in accordance with any and all roof warranties (to the extent necessary for roof work). Upon the expiration or earlier termination of this Lease, Lessee shall at Lessee’s sole cost and expense remove the Equipment and all related equipment installed in the interior and exterior of the Premises.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, at Palo Alto, California.

LESSEE:

ENJOY TECHNOLOGY, INC.
a Delaware corporation

By:	/s/ Ronald Johnson
Name: Ronald Johnson
Its: CEO

Dated: 1/25/2019

LESSOR:

KELLY-GORDON COMPANY, INC.,
a California corporation

By:	/s/ Brian J. Kelly
Name: Brian J. Kelly
Its: President

Dated: 2/1/2019

ACKNOWLEDGED AND AGREED:

LESSEE:

KELLY-GORDON COMPANY, INC., a California corporation

By:	/s/ Brian J. Kelly

Print Name:	Brian J. Kelly

Its:	President

Dated: 2/1/2019

SUBTENANT:

ENJOY TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Ronald Johnson

Print Name:	Ronald Johnson

Its:	CEO

EXHIBIT A

A-1

A-2

EXHIBIT B

Lessor’s Work

In accordance with the provisions of Paragraph 5 of the Lease, Lessor, at Lessor’s sole cost and expense, shall address those items listed below.

A.

Lessor’s Work: Prior to the date possession of the Premises is delivered to Lessee, Lessor, at Lessor’s sole cost and expense, shall perform the following work listed below (without any deduction from the Allowance):

1.

Lessor shall cause the base building systems serving the Premises (including the existing fire alarm system) to be in good condition and repair on the Anticipated Delivery Date, consistent with the customary building standards.

2.	Lessor shall deliver the Premises in broom clean condition.

3.	Lessor shall repair structural components as needed (e.g., roof structure, foundation, external and interior structural walls).

4.

Lessor shall ensure that the Premises and the Building comply with all applicable laws as of the Commencement Date (including without limitation the Americans with Disabilities Act and any environmental or other regulations). Lessor represents that all ADA bathrooms, pathways, ramps, elevator, parking and associated signage was completed by Lessor, approved and signed off by the City on December 20, 2018.

5.	Lessor represents that interior perimeter walls have been repaired and taped to ceiling height and that Lessor shall repair any damage to the exterior walls of the Building.

6.	Lessor shall repair the existing penetrations to the floor on the second level of the Building.

7.	Intentionally Omitted.

8.	Lessor shall demolish the conference room on the second floor of the Building, including the two fire doors

9.	Lessor represents that it has demolished the ceiling and that it shall demolish the walls in the lobby area to create a completely open entry to the Building.

B-1

EXHIBIT C

3240 Hillview Avenue

EXPENSES January 2019 through December 2019

INSURANCE	$7,493
GARDNER	$6,840
HVAC	$3,136
TAXES	$60,461
LAND LEASE	$137,888
MANAGEMENT	$47,684

TOTAL	$263,502
PER MONTH	$21,958
PER SQUARE FOOT	$0.81

C-1